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(Crestar Logo and Letterhead)

March 27, 1995

Mr. James M. Wells, III
Crestar Financial Corporation
919 East Main Street
Richmond, VA 23219

Dear Jim:

This letter is to advise you of two changes to your severance agreement with Crestar Financial Corporation dated January 1, 1990 (the "Agreement"). On December 16, 1994, the Board of Directors approved a one-year extension of the Agreement - until December 31, 1997. In addition, the Board passed a resolution amending your Agreement to remove any reference to reduction in benefits due to income earned during the term of the Agreement.

Accordingly, paragraph 6(B) of your Agreement is revised to read as follows:
        (B) Neither you nor any Record Owner is required to mitigate the amount of any payment provided for in Section 5. In addition, you are not required to mitigate the amount of your benefit entitlement under the Plan, nor, despite any provision of the Plan to the contrary, may the amount of your benefit entitlement under the Plan be reduced or adjusted by any compensation or benefits received by you that are Mitigation Amounts.

If you consent to these modifications to your Agreement, please sign and return to me the enclosed copy of this letter.

Sincerely,

CRESTAR FINANCIAL CORPORATION



By
   Group Executive Vice President and
   Human Resources Director



ACCEPTED AND AGREED TO:



Chief Executive Officer       Date:



Employee                      Date: